Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement (No. 333-263756) on Form S-3 of Ready Capital Corporation of our reports dated April 30, 2021, May 1, 2020, and April 30, 2019, with respect to the financial statements of Mosaic Real Estate Credit Offshore, LP as of December 31, 2020, 2019, and 2018, respectively, and for each of the years then ended, which reports appear in the Form S-4 of Ready Capital Corporation dated February 7, 2022, and to the reference of our firm under the heading “Experts” in the prospectus supplement dated April 8, 2022 to the prospectus dated March 21, 2022, included in the registration statement (No. 333-263756) on Form S-3.

Los Angeles, California

April 8, 2022